Exhibit 99.1

Contact:	Matthew Shapiro
(212) 655-0220

Capital Trust Announces $75 Million Placement of Trust Preferred Securities

New York, NY – March 29, 2007 – Capital Trust, Inc. (NYSE: CT) announced today that it has issued $75 million of Trust Preferred Securities through its wholly-owned subsidiary, CT Preferred Trust II. Proceeds will be used to fund existing and future investment opportunities.

The Trust Preferred Securities have a 30-year term ending April 2037, are redeemable at par on or after April 30, 2012 and pay distributions at a fixed rate of 7.03% (7.14% including the amortization of fees and expenses) for the first ten years ending April 2017 and thereafter, at a floating rate of three month LIBOR plus 2.25%.

The Trust Preferred Securities were sold in a private transaction exempt from registration under the Securities Act of 1933. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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About Capital Trust

Capital Trust, Inc. is a finance and investment management company that specializes in credit-sensitive structured financial products. To date, the Company's investment activities have focused primarily on the real estate subordinate debt markets. Capital Trust executes its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol "CT." The Company is headquartered in New York City.